Gulf Resources, Inc.	CCG Investor Relations
Rena Xiao	Mr. Crocker Coulson, President
E-mail: renaxiao@gmail.com	Phone: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com
Helen Xu
E-mail: beishengrong@163.com	Ms. Linda Salo, Financial Writer
Phone: +1-646-922-0894
E-mail: linda.salo@ccgir.com
Website: http://www.ccgirasia.com/

Gulf Resources Reports Strong Fourth Quarter
and Fiscal Year 2008 Results

New York & Shandong Province, March 16 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter Highlights and Recent Events

•	Revenue was $24.1 million, a year-over-year increase of 57.6%
•	Gross profit was $9.9 million, a year-over-year increase of 61.4%
•	Gross margin increased to 40.9% from 40.0% for the fourth quarter of 2007
•	Operating margin was 35.2% compared to 34.0% for the fourth quarter of 2007
•	Net income was $6.2 million, or $0.06 per basic and diluted share, an increase of 136.8% from $2.6 million, or $0.03 per basic and diluted share a year ago
•	Cash totaled $30.9 million as of December 31, 2008

Full Year 2008 Highlights

•	Revenue was $87.5 million, a year-over-year increase of 61.8%
•	Gross profit was $35.2 million, an increase of 58.9%
•	Gross margin was 40.2%, compared to 41.2% in 2007
•	Net income was $22.4 million, or $0.22 per basic and diluted share, a year-over-year increase of 83.1% from $12.2 million, or $0.13 per basic and diluted share
•	Met revenue and net income guidance of $84 million to $90 million in revenue and $20 million to $23 million in net income

Fourth Quarter 2008 Results

“During the fourth quarter, our bromine, crude salt, and chemical product sales recovered as expected from the slump caused by the Beijing 2008 Olympic Games, allowing us to meet both our revenue and net income guidance for fiscal year 2008,” said Xiaobin Liu, the new Chief Executive Officer of Gulf Resources. “Following our expansion into environmentally friendly chemical products in September 2008, the revenue from our chemical products segment reached 33.6% of total revenue for the quarter, compared to 25.3% for the third quarter of 2008.   Moving forward in 2009, we expect to see auxiliary revenue growth from crude salt sales in addition to sales of bromine and chemical products, as we have increased the extraction capacity of this bromine by-product by establishing halogen water pools.”

Gulf Resources’ revenue was $24.1 million for the fourth quarter of 2008, an increase of 56.9% from $15.4 million for the fourth quarter of 2007. The increase in net revenue was primarily attributable to the significant increase in sales of bromine and crude salt as the production assets acquired at the end of 2007 and in the beginning of 2008 reached full utilization. The bromine and crude salt segment contributed 66.4 % of total revenue for the fourth quarter of 2008. Due to the establishment of halogen water pools and improved utilization of halogen water, sales revenue from crude salt significantly increased to $1.5 million for the fourth quarter of 2008, from $80,158 for the same period of last fiscal year.

Revenue from the chemical products segment was $8.1 million, or 33.6% of total revenue, for the fourth quarter of 2008, an increase of 54.4% from $5.2 million in the corresponding period last year. The growth in sales of chemical products was due to the expansion of production capacity and the introduction of new environmentally friendly additive products, including solid lubricant and polyether lubricant used in oil and gas exploration, in September 2008. Revenue from the Company’s chemical business segment has returned to levels obtained for the first quarter of 2008 after the Beijing 2008 Olympic Games, which imposed restrictions on chemical production and distribution in Beijing and Qingdao.

Gross profit for the fourth quarter of 2008 totaled $9.9 million, compared to $6.1 million for the fourth quarter of 2007 and gross profit margin for the three months ended December 31, 2008 was 40.9%, compared to 40.0% for the corresponding three-month period last year. The improved gross profit margin was due to increased sales of newly introduced environmental friendly additive products and crude salt. Both of these products generate higher gross profit margins than bromine. In addition, declined raw material prices resulted in lower raw material costs during the fourth quarter of 2008, further supporting the Company’s overall gross margin.

Research and development and general and administrative expenses  for the fourth quarter of 2008 were $1.39 million, compared to $0.9 million in the fourth quarter of 2007. The increase was due to higher land tax fees, amortization of technology, and compensation fees for mineral resources.

Income from operations for the fourth quarter of 2008 was $8.5 million, an increase of 62.9% compared to $5.2 million for the corresponding quarter of 2007. Operating margin was 35.2% for the fourth quarter of 2008, compared to 34.0% for the fourth quarter of 2007.

Income taxes were $2.3 million for the fourth quarter of 2008, a decrease of 13.3% from $2.6 million for the fourth quarter of 2007. The Company’s income rate was 25% compared to 33% in the year ago period due to reductions in the Chinese corporate income tax rates, which became effective January 1, 2008. Adjustments to income taxes contributed to the exceptionally high effective income tax in the fourth quarter of 2007.

Net income was $6.2 million for the fourth quarter of 2008, an increase of 136.8% from $2.6 million for the fourth quarter of 2007. Basic and diluted earnings per share in fourth quarter of 2008 were $0.06 compared to $0.03 per fully diluted share in the fourth quarter of 2007. Weighted average number of diluted shares for the three months ended December 31, 2008 was 99,668,842.

Fiscal Year 2008 Financial Results

Revenue for fiscal year 2008 was $87.5 million, an increase of 61.3% from $54.2 million for fiscal year 2007. Gross profit was $35.2 million, an increase of 58.9% from $22.1 million for fiscal year 2007. Gross margin for fiscal 2008 was 40.2%, compared to 40.8% for fiscal year 2007. Operating income was $30.6 million, an increase of 52.7% from $20.0 million for fiscal year 2007. Net income was $22.4 million, or $0.22 per basic and diluted share, an increase of 83.1% from $12.2 million, or $0.13 per basic and diluted share, for fiscal year 2007.

Financial Condition

As of December 31, 2008, Gulf Resources had cash of $30.9 million, current liabilities of $18.6 million, long term debt of $18.3 million, and shareholders’ equity $52.5 million. At fiscal year end, the Company had working capital of $24.7 million and a current ratio of 2.3. For the twelve months ended December 31, 2008, the Company generated $24.9 million in cash flow from operations, primarily attributable to net income, and $17.4 million in cash flow from investing activities, mainly due to the addition of a new chemical production line and to the acquisition of additional mineral rights, property, plant and equipment to increase the Company’s bromine manufacturing capacity. The Company’s plans to invest $25 million to 30 million in 2009 in increasing bromine production capacity and upgrading chemical production lines, of which $11.5 million has already been used to acquire bromine and crude salt production assets.

Recent Developments

In February 2009, Gulf Resources completed the acquisition of manufacturing assets involved in bromine and crude salt production owned by three individual residents of the People’s Republic of China. Consideration for the bromine and crude salt manufacturing assets was $11.5 million, of which $10.0 million was paid in cash and $1.5 million was paid by the issuance of 1.5 million shares of the Company’s common stock at price of $1.00 per share. The Company expects the newly acquired manufacturing assets to contribute to additional annual production capacity of 3,000 metric tons of bromine and 200,000 metric tons of crude salt when put into production. The Company plans to begin production utilizing the assets in April 2009.

In February 2009, the Company entered into an agreement to issue 21.0 million shares of the Company’s common stock to three new shareholders at a price equal to $1.0137 per share in lieu of paying off in cash approximately $21.3 million in existing loans payable to Shenzhen Hua Yin Guaranty and Investment Limited Liability Company. The shares were issued on March 3, 2009, after which the non-interest bearing loans were deemed paid in full and cancelled. Following the transaction, the Company has a total of 122.2 million shares of common stock outstanding and no long term debt outstanding.

In March 2009, the Company’s subsidiary Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”) signed an agreement with Kuerle City Xingdong Trading Co., Ltd. (“Xingdong”), a distributor of additive materials for oilfields in Xinjiang autonomous region, to deliver environmentally friendly chemical products valued at approximately $7.5 million. According to the purchase order, Gulf Resources will deliver 2,500 metric tons of environmentally friendly polyether lubricant, and 1,500 metric tons of environmentally friendly solid lubricant from March 2009 to December 2009.

Effective as of March 10, 2009, the Company appointed Mr. Xiaobin Liu as CEO and director.  Mr. Ming Yang, the Company’s former CEO, will continue as Chairman of the board.  Mr. Liu has been serving as Vice President of Gulf Resources since January 2007. From June 2005 to December 2006, he was the Vice President of Shenzhen SEG Dasheng Co., Ltd., a Shenzhen-listed company engaged in the real estate and hotel industries.  From May 2000 to June 2005 he managed the securities department of Saige International Trust and Investment Corporation in Hainan province where he was in charge of asset management. From May 1995 to May 2000, Mr. Liu served as the Vice President of Hainan Wanquanhe Development, where he was in charge of corporate operations and finance control. Prior to that, he worked in the finance departments of Chinese Black Metal, Ltd. and Shanxi Aircraft Manufacturing Company. He has a Master’s degree in international accounting from the City University of Hong Kong.

Business Outlook

Gulf Resources expects to continue following a two-pronged growth strategy, focusing on both expanding bromine production capacity and on developing its chemical product business segment. The Company is developing its environmentally friendly additive business by increasing capacity utilization of its second chemical production line. The line is currently working at 50% of total capacity. The Company also plans to upgrade the technology of the first chemical production line and enhancing the level of sophistication of its products in order to qualify for VAT rebates introduced by the Chinese government to promote the development of the domestic chemical industry. In addition, the Company is assessing opportunities to enter production of bromine-based pharmaceutical intermediates and fire retardants.

Thus far, the Company has received bromine orders valued at approximately $47.8 million, and crude salt orders valued at approximately $5.9 million to be delivered throughout fiscal 2009.

“Even though we have experienced a slight decline in bromine orders from our largest customers for 2009, we continue seeing strong demand from downstream industries utilizing bromine. We expect the government stimulus package to render support for infrastructure and construction, which in turn should boost demand for brominated flame retardants,” concluded Mr. Liu. “As we have reduced debt and continued to accumulate cash, we are well positioned to quickly pursue acquisition opportunities in both our bromine and chemical product business segments, should we identify suitable targets.”

Gulf Resources announces guidance for the first quarter of 2009, with expected revenue of $22.4 million, expected net income of $6.1 million, and expected diluted earnings per share of $0.05, using a share count of 122,168,842.

Conference Call

Gulf Resources’ management will host a conference call at 10:00 a.m. ET on Monday, March 16, 2009 to discuss its results for the period ended December 31, 2008. To participate in this live conference call, please dial 888-339-2688 five to ten minutes prior to the scheduled conference call time. International callers should call 617-847-3007. The conference pass code is 936 376 11.

A replay of the conference call will be available for 14 days starting from 12:00 a.m. ET on Monday, March 16. To access the replay, call 888-286-8010. International callers should call 617-801-6888. The replay pass code is 318 404 16.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- Financial tables to follow-

GULF RESOURCES , INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
REVENUE
Net sales	24,133,725	15,310,129	87,488,334	$53,780,313
Maintenance service income		66,632	-	468,337
	24,133,725	15,376,761	87,488,334	54,248,650
OPERATING EXPENSES
Cost of net revenue	(14,251,114)	(9,253,650)	(52,302,085)	(32,108,180)
Consulting fees			-	-
Research and development cost	(124,927)	(124,899)	(514,780)	(268,168)
General and administrative expenses	(1,269,935)	(787,691)	(4,094,312)	(1,847,374)
	(15,645,976)	(10,166,240)	(56,911,177)	(34,223,722)

INCOME FROM OPERATIONS	8,487,749	5,210,521	30,577,157	20,024,928

OTHER INCOME (EXPENSES)
Interest expense		(87,979)	(60,111)	(161,577)
Rental income		15,801	-	15,801
Sundry income		97,524	(3,764)	97,524
Interest income	23,729	28,785	94,129	54,969
			30,254	6,717
INCOME BEFORE INCOME TAXES	8,511,478	5,264,652	30,607,411	20,031,645

INCOME TAXES	(2,286,407)	(2,635,724)	(8,211,939)	(7,798,682)

NET INCOME	6,225,071	2,628,928	22,395,472	$12,232,963

EARNINGS PER SHARE
BASIC	0.06	0.03	0.22	$0.13
DILUTED	0.06	0.03	0.22	$0.13

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	99,668,842	99,668,842	99,668,842	96,688,504
DILUTED	99,668,842	99,668,842	99,668,842	96,688,504

GULF RESOURCES , INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	Year ended December,
	2008	2007

CURRENT ASSETS
Cash	$30,878,044	$10,773,875
Accounts receivable	11,674,645	3,945,000
Inventories	418,259	413,391
Prepaid expenses	-	145,484
Prepayment and deposit	229,408	236,269
Prepaid land lease	15,849	13,521
Deferred tax asset	3,453	-
Other receivable	2,641	-
Total Current Assets	43,222,299	15,527,540
Property, Plant and Equipment, Net	45,399,456	30,105,185
Prepaid land lease, Net of current portion	737,711	697,107
Total Assets	$89,359,466	$46,329,832

Liabilities and stockholders’ Equity
Current Liabilities
Bank Loan	-	3,770,250
Accounts payable and accrued expenses	$4,746,994	$2,928,248
Loan payable	4,034,250	-
Note and loan payable – related parties	4,650,000	6,169,500
Due to related party	852,067	32,230
Taxes payable	4,269,442	1,477,296
Total Current Liabilities	18,552,753	14,377,524
Non Current Liabilities
Note payable, net of current portion	18,337,493	5,484,000
Total Liabilities	36,890,246	19,861,524

Stockholders’ Equity

PREFERED STOCK ; $0.001 par value; 1,000,000 shares
authorized none outstanding	-	-
COMMON STOCK; $0.0005 par value; 400,000,000 shares
authorized; 99,668,842 shares issued and outstanding	49,834	49,834
Additional Paid in Capital	13,035,293	11,924,616
Retained Earnings Unappropriated	31,817,465	11,323,518
Retained Earnings Appropriated	3,223,418	1,321,893
Cumulative Translation Adjustment	4,343,210	1,848,447
Total Stockholders’ Equity	52,469,220	26,468,308

Total Liabilities and stockholders’ Equity	$89,359,466	$46,329,832

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$22,395,472	$12,232,963
Adjustments to reconcile net income
Net cash provided by operating activities Amortization of warrants and options	979,144	-

Amortization of prepaid expenses	145,484	747,016

Depreciation and amortization	4,727,865	1,298,451
Stock-based compensation expense	-	97,054
(Increase) decrease in assets	-	-
Accounts receivable	(7,203,377)	(2,347,199)
Inventories	49,955	86,336
Prepaid expense	-	-
Prepayment and deposit	(588,542)	(226,911)
Deferred tax	(3,448)	-
Income tax receivable	-	-
Increase (decrease) in liabilities	-	-
Accounts payable and accrued expenses	1,788,969	2,014,738
Taxes payable	2,604,784	2,065,580

Net cash provided by operating activities	24,896,306	15,968,028

CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment	(17,365,195)	(22,679,319

Net cash used in investing activities	(17,365,195)	(22,679,319

CASH FLOWS FROM FINANCING ACTIVITIES
Advances to director	-	-
Capital contribution	-	50,000
Proceeds from bank loan	-	3,620,925
Proceeds from loan payable	4,023,250	-
Advances from/(to) related party	852,105	1,213,049
Proceeds from issuance of notes and loan payable - related parties	10,240,800	11,191,950
Repayment on bank loan	(3,843,675)	-
Dividends paid	-	(4,739,600)

Net cash provided by (used in) financing activities	11,272,480	11,336,324

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	1,300,578	456,234

NET INCREASE IN CASH & CASH EQUIVALENT	20,104,169	5,081,267

CASH & CASH EQUIVALENT - BEGINNING OF YEAR	10,773,875	5,692,608

CASH & CASH EQUIVALENT - END OF YEAR	$30,878,044	$10,773,875

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